Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Introduces New

Chief Financial Officer

Rancho Santa Margarita, Ca. January 15th, 2008- Liquidmetal® Technologies, Inc. (OTCBB: LQMT) today announced the appointment of Gerald E. Morrow as the new Chief Financial Officer effective immediately. Mr. Morrow brings to the company thirty years of corporate financial expertise spanning five service and manufacturing industries, in the areas of financial management, strategic planning and equity placements. As an established senior executive, Gerald Morrow most recently served as the Vice President of Finance for the California based Performance Team Freight Systems, Inc., overseeing all finance and human resources responsibilities. He also brings to Liquidmetal® Technologies a track record of improved financial reporting, budgeting and performance management systems which facilitate rapid growth and support manufacturing efficiencies.

At the southern California based Goulds Pumps, Inc., Mr. Morrow implemented an activity based cost system bringing about a complete division turnaround for the manufacturer from loss to profitability. As a former Controller for Dun & Bradstreet Corporation’s Donnelley Information Publishing, Mr. Morrow was responsible for finance, budgeting, and procurement services and served as a key member of the executive council responsible for implementation of a total quality management program which accounted for major sales growth over a three year period.

John Kang, Chairman of Liquidmetal Technologies commented, “Gerry joins Liquidmetal Technologies at an exciting time in the commercialization of our technology.  Gerry is an experienced and mature CFO and has utilized his financial expertise to develop valuable financial systems to support operations in growth and changing environments throughout his career.  His deep financial expertise will be valuable as the Company builds its business through internal growth and our licensed partners.”

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.